EXHIBIT 99.01
Versant Contact:
Jerry Wong
Chief Financial Officer
Versant Corporation
1-800-VERSANT
650-232-2400

Versant Announces Quarterly Net Income of $0.5 Million
Revenues of $4.2 million for Q3 2011 Represent 23% Increase Over Q3 2010

Redwood City, California, August 25, 2011 - Versant Corporation (NASDAQ:VSNT), an industry leader in specialized data management software, today announced its financial results for its third quarter ended July 31, 2011.

Versant reported revenues of $4.2 million for the third quarter of fiscal 2011 compared to $3.4 million for the same quarter of the previous fiscal year. The 23% increase in revenues for the third quarter compared to the same quarter of the last fiscal year was primarily attributable to a 43% increase in license revenues and also to an increase in the euro/dollar exchange rate that contributed approximately 38% of the increase in revenues for the quarter. The increase in license revenues was principally the result of one larger license transaction in the current quarter compared to the same period of the prior fiscal year. Two customers together accounted for 22% of total revenues in the quarter, whereas one customer accounted for 15% of total revenues in the quarter ended July 31, 2010.
Net income was $0.5 million and diluted net income per share was $0.16 for the third quarter ended July 31, 2011, compared to net income of $0.1 million and diluted net income per share of $0.04 for the quarter ended July 31, 2010 (with the 2010 net income per share being computed on a somewhat larger share base). Versant continued to invest in increased sales and marketing efforts during the quarter.
Versant was also pleased to announce that Bernhard Woebker, who was previously serving as interim CEO and President, will now continue to serve as Versant's CEO and President on an ongoing basis.

Under its current stock repurchase program, Versant has been authorized to expend up to $5.0 million to repurchase outstanding common stock. During the quarter ended July 31, 2011, Versant acquired approximately 150,000 shares through open market and block purchases at an average price of $12.23 per share, leaving a balance of approximately $2.3 million available for future repurchases of common stock under this program until its currently anticipated expiration on October 31, 2011.
Bernhard Woebker, Versant Corporation's CEO, stated “We are pleased with the rebound in revenues and the income from operations in this quarter. In addition to the closing of a significant license transaction in the quarter, we were able to close certain license opportunities which had not been consummated from our second fiscal quarter. The Company continues to expect to meet its previously provided annual revenue guidance for the fiscal year ending October 31, 2011. We now estimate that net income for the fiscal year ending October 31, 2011 will approximate our previously provided net income guidance less the amount of nonrecurring charges related to the separation of our former CEO and President.”

About Versant Corporation
Versant Corporation (NASDAQ: VSNT) is an industry leader in specialized data management software,

which helps companies to handle complex information in environments that have high performance and high availability requirements. Using the Versant Object Database, customers cut hardware costs, speed and simplify development, significantly reduce administration costs, and deliver products with a strong competitive edge. Versant's solutions are deployed in a wide array of industries, including telecommunications, financial services, transportation, manufacturing, and defense. With over 150,000 installations, Versant has been a highly reliable partner for over 15 years for Global 2000 companies such as Ericsson, Verizon, Siemens, and Financial Times, as well as the US Government.  For more information, call 650-232-2400 or visit www.versant.com.

Forward Looking Statements Involve Risks and Uncertainties
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. These forward-looking statements include the statement in this press release regarding the Company's currently anticipated October 31, 2011 expiration date for its existing stock repurchase program (which can be earlier terminated) as well as statements regarding confirmation of previously provided guidance regarding the Company's forecast revenue and updated guidance regarding the Company's anticipated net income for its fiscal year ending October 31, 2011. Forward-looking statements are based on our assessment of current trends in our business, as well as the general economic environment in fiscal 2011, and may prove to be incorrect. Investors are cautioned that any such forward-looking statements are not guarantees of Versant's future performance or other matters and involve very significant risks and uncertainties.

There are many important factors and risks that could cause our actual results or events to differ materially from those anticipated in the forward-looking statements. The forward-looking statements contained in this press release are made only as of the date of this press release, and the Company assumes no obligation to publicly update any forward-looking statement. Investors are cautioned not to place undue reliance on forward-looking statements. Information concerning factors that could adversely affect our business and results can be found in the Company's filings with the Securities and Exchange Commission, including without limitation the Company's most recent Annual Report on Form 10-K for the year ending October 31, 2010, its reports on Form 10-Q and its reports on Form 8-K.
Versant is a registered trademark or trademark of Versant Corporation in the United States.
Conference Call Information
Versant will host a teleconference today to discuss the above after markets close. The details for the call are as follows:

Date: Thursday, August 25, 2011
Time: 1:30 PM Pacific (4:30 PM Eastern)
Dial-in number US: 1-877-941-4774
International: 1-480-629-9760
Conference ID: 4466728
Internet Simulcast*: http://viavid.net/dce.aspx?sid=00008BE2
*Windows Media Player needed for simulcast. Simulcast is voice only.
Dial in 5-10 minutes prior to the start time. An operator will request your name and organization and ask you to wait until the call begins. If you have any difficulty connecting, please call Versant Corporation at (650) 232-2416.

A replay of the conference call will be available until September 1, 2011.
Replay number US: 1-877-870-5176
International Replay number: 1-858-384-5517
Replay Pass Code**: 4466728
** Enter the playback pass code to access the replay

VERSANT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except for share amounts)
(unaudited)

	July 31, 2011	October 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$23,142	$24,911
Trade accounts receivable, net	2,173	3,186
Deferred income taxes	913	884
Other current assets	718	388
Total current assets	26,946	29,369

Property and equipment, net	1,012	634
Goodwill	8,589	8,589
Intangible assets, net	334	499
Other assets	38	38
Total assets	$36,919	$39,129

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$239	$164
Accrued liabilities	1,032	1,294
Deferred revenues	3,215	3,022
Total current liabilities	4,486	4,480

Deferred revenues	13	66
Other long-term liabilities	127	139
Total liabilities	4,626	4,685
Commitments and contingencies

Stockholders' equity:
Common stock, no par value, 7,500,000 shares authorized,
2,953,427 issued and outstanding at July 31, 2011,
and 3,213,122 shares issued and outstanding at October 31, 2010	90,040	92,654
Accumulated other comprehensive income	108	43
Accumulated deficit	(57,855)	(58,253)
Total stockholders' equity	32,293	34,444
Total liabilities and stockholders' equity	$36,919	$39,129

VERSANT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except for per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	July 31, 2011	July 31, 2010	July 31, 2011	July 31, 2010
Revenues:
License	$2,344	$1,634	$6,758	$5,787
Maintenance	1,821	1,757	5,396	5,534
Professional services	39	33	139	73
Total revenues	4,204	3,424	12,293	11,394

Cost of revenues:
License	66	60	199	216
Amortization of intangible assets	26	76	164	230
Maintenance	384	342	1,111	1,098
Professional services	26	17	68	48
Total cost of revenues	502	495	1,542	1,592

Gross profit	3,702	2,929	10,751	9,802

Operating expenses:
Sales and marketing	1,341	1,150	4,161	3,471
Research and development	1,055	824	2,967	2,812
General and administrative	786	759	3,093	2,434
Restructuring	25	—	25	39
Total operating expenses	3,207	2,733	10,246	8,756

Income from operations	495	196	505	1,046
Interest and other income (expense), net	34	48	(14)	141
Income before provision for income taxes	529	244	491	1,187
Provision for income taxes	55	114	93	454

Net income	$474	$130	$398	$733

Net income per share:
Basic	$0.16	$0.04	$0.13	$0.21
Diluted	$0.16	$0.04	$0.13	$0.21

Shares used in per share calculation:
Basic	3,021	3,375	3,122	3,468
Diluted	3,021	3,403	3,123	3,504